Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement Form F-3 ASR No. 333-253782 of Fiverr International Ltd., and
(2)
Registration Statements Form S-8. Nos. 333-232310, 333-237511, 333-253261, 333-248580, 333-262814 and 333-262817 pertaining either to the 2019 Share Incentive Plan, 2011 Share Option Plan and the 2020 Employee Share Purchase Plan of Fiverr International Ltd.,

of our reports dated March 30, 2023, with respect to the consolidated financial statements of Fiverr International Ltd., and the effectiveness of internal control over financial reporting of Fiverr International Ltd., included in this Annual Report (Form 20-F) for the year ended December 31, 2022.

March 30, 2023	/s/ Kost Forer Gabbay & Kasierer
Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	A Member of Ernst & Young Global